Exhibit 99.1

PROPHASE LABS, INC. ANNOUNCES SPECIAL CASH DIVIDEND

DOYLESTOWN, PA — (Globe Newswire – December 26, 2018) — ProPhase Labs, Inc. (NASDAQ: PRPH, www.ProPhaseLabs.com), a vertically integrated manufacturer, marketer and distributor of a diversified range of over-the-counter dietary supplements (“ProPhase” or “Company”), announced today that its Board of Directors has declared a special cash dividend in the amount of $0.25 per share on its common stock, payable on January 24, 2019 to stockholders of record as of January 10, 2019.

This special cash dividend is the second such return of capital to stockholders this year, with a prior special dividend of $1.00 per share paid to ProPhase stockholders in June 2018.

“We are very pleased to be able to reward our stockholders with this special cash dividend. This dividend provides an immediate benefit to our stockholders, while allowing us to remain well positioned for future growth with ample liquidity for strategic opportunities that may arise,” said Ted Karkus, Chairman and Chief Executive Officer of ProPhase.

Mr. Karkus continued, “I would like to personally thank our stockholders for their unwavering support and loyalty.”

In connection with the special cash dividend, the Compensation Committee of the Board of Directors has approved a proportionate and equitable adjustment to the stock option granted to Mr. Karkus on February 23, 2018, pursuant to and as provided for under the 2018 Stock Incentive Plan, subject to the vesting requirements of the stock option. The adjustment will become effective as of January 24, 2019, the date the special cash dividend is to be paid.

About ProPhase Labs

ProPhase is a vertically integrated manufacturer, marketer and distributor of a diversified range of over-the-counter (“OTC”) dietary supplements. We are engaged in the research and development of additional OTC dietary supplements, including Legendz XL®, which are marketed under our TK Supplements brand. The Company is also developing ProPhase Digital Media as a service that leverages and applies technology to the direct-to-consumer marketing of consumer products. With our enhanced liquidity following the sale of our Cold-EEZE brand, we are also actively exploring additional opportunities outside of the consumer products industry. For more information visit us at www.ProPhaseLabs.com.

Forward-Looking Statements

All statements contained in this press release, other than statements of historical fact, are forward-looking statements. These statements speak only as of the date of this press release and are based on our current plans and expectations and involve risks and uncertainties that could cause actual future events or results to be different from those described in or implied by such forward-looking statements, including risks and uncertainties relating to the timing and payment of the special cash dividend. Further information about these matters can be found in our Securities and Exchange Commission filings. Except as required by applicable law or regulation, we do not undertake any obligation to update our forward-looking statements to reflect future events or circumstances.

Investor Contact

Ted Karkus, Chairman and CEO

ProPhase Labs, Inc.

(267) 880-1111